Exhibit 99.1

NEWS RELEASE

Green Plains Announces Director Jim Barry Will Not Stand for Re-Election to the Board of Directors

OMAHA, NEB (GLOBE NEWSWIRE) – April 2, 2015  – Green Plains Inc. (NASDAQ: GPRE) announced today that Director Jim Barry, Head of BlackRock’s Infrastructure Investment Group, will not stand for re-election to the Green Plains Board of Directors at the Company’s 2015 annual meeting of shareholders, which will be held on May 12, 2015.

The Company's Board of Directors has nominated Thomas Manual to stand for election as director to fill the pending vacancy resulting from Mr. Barry’s decision not to stand for re-election.  Mr. Manual serves as Chief Executive Officer and Founder of Nu-Tek Food Science LLC, a food ingredients processing company. Mr. Manuel held various senior management positions with ConAgra Foods, including President and Chief Operating Officer, Trading and Processing. Mr. Manuel’s areas of responsibility included trading in domestic and international food ingredients, grain and energy, and leading grain and meat operating companies with 40,000 employees and annual sales of over $17 billion.

“It has been my pleasure to serve on the Green Plains board and be part of the team that has guided the company through a period of significant growth," said Barry. "As I step down from the board, I believe Green Plains is positioned for further diversification and growth, and I remain confident in the company’s future success.”

“Jim has played a key role on our board for nearly seven years,” said Todd Becker, President and Chief Executive Officer of Green Plains. “His global experience, independent views and quiet leadership made him an effective director. I want to thank him for his commitment to our company and our shareholders. I wish Jim the best in all of his future endeavors and will miss his insights as a board member.”

About Green Plains Inc.

Green Plains Inc. is a diversified commodity-processing business with operations related to ethanol production, corn oil production, grain handling and storage, cattle feedlot operations, and commodity marketing and distribution services. The Company processes over ten million tons of corn annually, producing over one billion gallons of ethanol, three million tons of livestock feed and 250 million pounds of industrial grade corn oil at full capacity. Green Plains also is a partner in a joint venture to commercialize advanced technologies for growing and harvesting algal biomass.

Company Contact:

Jim Stark, Vice President - Investor and Media Relations

Green Plains Inc.

(402) 884-8700